Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 (No. 333-197723) of our report dated February 24, 2015 except with respect to our opinion on the consolidated financial statements insofar as it relates to the guarantor information described in Note 29, which is as of April 2, 2015 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in Validus Holdings, Ltd.'s Current Report on Form 8-K dated April 2, 2015. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers Ltd.
PricewaterhouseCoopers Ltd.
Hamilton, Bermuda
April 2, 2015